As filed with the Securities and Exchange Commission on May 31, 2001
                                                      Registration No. 333-48544



                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                      ------------------------------------

                                   FORM SB-2/A
                                 Amendment No. 5
                             Registration Statement
                        Under the Securities Act of 1933
                      ------------------------------------
                              VENTURELIST.COM, INC.
             (Exact name of Registrant as specified in its charter)

          Nevada                     523900                      94-3360099
----------------------------    -------------------         --------------------
(State or other jurisdiction    (Primary Standard           (I.R.S. Employer
 of incorporation or             Industrial Classification   Identification
 organization)                   Code Number)                Number)


                                                    Steve Bauman, President
                                                      Venturelist.com, Inc.
              1519 Edgewood                             1519 Edgewood
          Liberty, Texas 77575                        Liberty, Texas 77575
             (936) 336-6700                             (936) 336-6700
    --------------------------------          ----------------------------------
     (Address, and telephone number          (Name, address and telephone number
     of principal executive offices)          of agent for service)

                                   Copies to:
                                 David M. Loev
                               Vanderkam & Sanders
                            440 Louisiana, Suite 475
                              Houston, Texas 77002
                              Phone (713) 547-8900
                            Facsimile (713) 547-8910
                              ---------------------

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                             -----------------------

                         CALCULATION OF REGISTRATION FEE
========================================== =============== =================== ==================
         Title of Each Class of        Amount    Proposed Maximum  Proposed Maximum   Amount of
            Securities To Be           Being       Offering Price    Aggregate       Registration
               Registered            Registered    Per Share(1)   Offering Price(1)     Fee(2)
---------------------------------- ------------- ---------------- ----------------- -------------

Common Stock, $ .001 par value        2,224,551       .001555555      $ 3,460.41       $ .91
---------------------------------- ------------- ---------------- ---------------   -------------
TOTAL...........................      2,224,551       .001555555      $ 3,460.41       $ .91
================================== ============= ================ ===============   =============

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.

(2) Previously paid with the original filing of our registration statement on Form SB-2 filed with the SEC October 24, 2000.

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

                              VENTURELIST.COM, INC.


Distribution of 2,224,551 shares of common stock

         This prospectus relates to the registration of the proposed distribution by M&A West, Inc. of 2,224,551 shares of Venturelist common stock outstanding as of November 15, 2000. These shares of common stock represent approximately 15% of Venturelist's common stock and will be distributed by M&A West to its stockholders of record as of the record date, which has been established as November 15, 2000, on the basis of one share of Venturelist common stock for every five shares of M&A West common stock held of record on the record date. No consideration will be paid to M&A West or Venturelist by the M&A West stockholders for the shares of Venturelist received in the distribution. As of November 15, 2000, the record date,


*    there were 11,122,758 shares of M&A West outstanding,
* M&A West retained 11,725,449 shares of Venturelist's common stock, out of the 13,950,000 shares of Venturelist common stock owned by M&A West prior to the distribution, and
*    Venturelist remained a majority-owned subsidiary of M&A West.

         The distribution is expected to be effected as soon as practicable after the registration statement, of which this prospectus is a part, is declared effective. Certificates representing the shares of Venturelist common stock will be mailed to the M&A West stockholders on that date or as soon thereafter as practicable. No fractional shares of Venturelist common stock will be issued.

         A decision to retain our stock should be made after considering the risks associated with us. See "Risk Factors" beginning on page 4.

         Neither the SEC nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                           -------------------------

                   The date of this prospectus is June__, 2001

                                TABLE OF CONTENTS
                                                                           Page
                                                                          ------
Prospectus Summary...........................................................3
Risk Factors................................................................ 4
Use of Proceeds..............................................................6
Capitalization...............................................................6
Determination of Offering Price..............................................6
Dilution.....................................................................7
Selling Stockholders.........................................................7
Plan of Distribution.........................................................7
Legal Proceedings............................................................8
Management...................................................................9
Principal Stockholders......................................................10
Description of Capital Stock................................................11
Shares Eligible for Future Sale.............................................11
Interest of Named Experts and Counsel.......................................11
Disclosure of Commission Position on Indemnification for Securities
Act Liabilities.............................................................11
Organization Within Last Five Years.........................................12
Business....................................................................12
Management's Discussion and Analysis of Financial Condition and Results
of Operations...............................................................16
Description of Property.....................................................17
Certain Transactions........................................................17
Market for Common Equity and Related Stockholder Matters....................17
Executive Compensation......................................................19
Changes in and Disagreement With Accountants on Accounting and
Financial Disclosure........................................................19
Legal Matters...............................................................19
Experts.....................................................................19
Financial Statements.......................................................F-I

                               PROSPECTUS SUMMARY


This summary highlights selected information contained elsewhere in this prospectus. To understand this offering fully, you should read the entire prospectus carefully, including the risk factors and financial statements. Unless otherwise indicated, this prospectus reflects a 150 for one forward stock split of our common stock that occurred in October 2000.

Venturelist.com

Venturelist.com provides an Internet portal for start-up businesses seeking investment capital and accredited investors seeking to invest via the private equity market. Our goal is to become an online portal successfully serving both the entrepreneur and investor in private equity transactions ranging from $100,000 to $5 million. Our strategy includes the development of a Venture Exchange that will provide a virtual marketplace for entrepreneurs seeking capital from investors seeking investment opportunities.

Until May 18, 2001, we maintained a website at www.venturelist.com. On May 18, 2001, we took our web site down until such time as changes can be implemented to our site that we believe will satisfy federal securities laws. Information contained on our web site is not part of this prospectus. Venturelist was incorporated as a Nevada corporation in April 2000. Our principal executive offices are located at 1519 Edgewood, Liberty, Texas 77575 and our telephone number is (936) 336-6700. All references to we, our or us refer to Venturelist.com, Inc., a Nevada corporation.

The Distribution


Common Stock to be Distributed                            2,224,551 shares, of
                                                          13,950,000 shares of
                                                          Venturelist owned by
                                                          M&A   West,   to  be
                                                          distributed  to  the
                                                          shareholders  of M&A
                                                          West

Shares of Common Stock Outstanding before Distribution    15,000,000 shares

Shares of Common Stock Outstanding after                  15,000,000 shares
Distribution

Risk                                                      Factors  You  should
                                                          read     our    risk
                                                          factors           in
                                                          determining  whether
                                                          to hold or sell  our
                                                          shares   of   common
                                                          stock.

No Proceeds                                               The distribution will
                                                          result in no proceeds
                                                          to us.

Lack of Market for Company Securities                     There is currently
                                                          no market  for our
                                                          common stock; there
                                                          is no assurance that
                                                          any market will
                                                          develop; if a market
                                                          develops for our
                                                          securities,  it will
                                                          likely be limited,
                                                          sporadic and highly
                                                          volatile.

                             SUMMARY FINANCIAL DATA


The summary financial information presented below is derived from our audited financial statements for the period from April 19, 2000 (inception) through September 30, 2000 and our unaudited financial statements for the period from October 1, 2000 through March 31, 2001.

STATEMENT OF                     Period from                   Period from
OPERATION DATA:            April 19, 2000 (inception)        October 1, 2000
                          through September 30, 2000      through March 31, 2001

   Revenues                   $        927                    $        1,837


   Advertising Expenses              6,440                                 -


   General and Administrative

       Expenses                     65,827                            45,626

   Net Loss                   $    (71,340)                   $      (43,789)

BALANCE SHEET DATA:     September 30, 2000                    March 31, 2001


      Working Capital         $     (1,340)                   $      (10,129)


      Long-Term Debt                     -                                 -

      Additional Paid in Capital    55,000                            90,000

      Accumulated Deficit          (71,340)                         (115,129)

      Total Stockholders' Equity
        (deficit)             $     (1,340)                   $      (10,129)

                                  RISK FACTORS

         Prospective investors should carefully consider the following risk factors in addition to the other information contained in this prospectus, before making an investment decision concerning to hold or sell our common stock.

Because We Have a Limited Operating History Our Future Success is Uncertain As Is Our Ability to Generate Revenues

         We commenced operations in April 2000, and as of May 15, 2001, have generated nominal revenues. Accordingly, we, as a development stage company, have a limited operating history on which to base an evaluation of our business and our ability to generate revenues. Our primary activities to date have been capital formation, the development of our web page and marketing research. Our success is dependent upon the successful development and marketing of our financial network through the Internet, as to which there is no assurance. There can be no assurance that we will be successful in generating revenues from our proposed financial network.

Our Current Capital Needs Are Reliant Upon M&A West and If M&A West Does Not, Or Is Unable to Continue to, Fund Us We Are Likely To Shut Down

         We do not currently have available funds sufficient to meet our anticipated needs for working capital expenditures and business expansion and we continue to rely on M&A West for financing. As of February 28, 2001, M&A West had cash and cash equivalents of $230,578 and current liabilities of $4,609,342. For the quarter ended February 28, 2001, M&A West had a net loss of $(2,666,381). M&A West has been named as a defendant in four class action lawsuits and as a defendant in another suit and there can be no assurance that M&A West will have capital to fund our continued operations. We need to raise additional funds in order to operate independent of M&A West. Our failure to obtain additional capital from M&A West may result in our curtailing operations or ceasing to conduct business.

Special Risks Related to M&A West

         In addition to M&A West being named as a defendant in four class action lawsuits and being named as a defendant in another suit, there is an on-going investigation by (1) the SEC Enforcement Division and (2) the U.S. Department of Justice of M&A West and various people formerly involved with M&A West. M&A West received a letter from the SEC Enforcement Division stating that the Enforcement Division intends to recommend to the Commission that a civil injunction action be filed against M&A West in District Court. The foregoing represent substantial risks to M&A West, our parent company, and may ultimately affect our continued existence. See "Legal Proceedings."


Mr. Bauman Is Our Only Employee and Knows Our Business and If We Lose His Services We May No Longer Pursue This Business Strategy

         Our performance is substantially dependent on the continued services and on the performance of Steve Bauman, our president and chief executive officer. Mr. Bauman is our only employee and he is only serving on a part-time basis. Mr. Bauman may leave us to focus solely on another opportunity. The loss of the services of Mr. Bauman could have a material adverse effect on our business, prospects, financial condition and results of operations as he is our only employee. In addition, the absence of Mr. Bauman or other factors may influence us to pursue a totally different business strategy.

Venturelist will Remain a Majority-Owned Subsidiary of M&A West After the Distribution and M&A West Will Exercise Control Over Us

         Prior to the distribution, our common stock was beneficially owned 93% by M&A West and 7% by Steve Bauman, our chief executive officer and president. Immediately upon completion of this distribution, M&A West will beneficially own approximately 78% of our common stock. As a result, upon completion of this offering, M&A West will be able to:

*    elect, or defeat the election of, our directors,
* amend or prevent amendment of our Amended and Restated Certificate of Incorporation or bylaws, or
*    effect or prevent a merger, sale of assets or other corporate transaction.

         Our stockholders, for so long as they hold less than 50% of the outstanding voting power, will not be able to control the outcome of such transactions.

Offerings Posted on Our Site May Not Have Been Exempt From Registration

         Our web site has not been in compliance with Section 5 of the Securities Act of 1933, as amended. Therefore, any offerings posted on our web site may have included a general solicitation and not been exempt from registration. If an offering that was posted on our web site is determined not to be exempt from registration, it is possible that investors would be entitled to rescind their investments and receive their money back. We believe that the issuers would primarily be subject to liability in connection with such rescissions, but we may be subject to liability as well. Approximately 663 entrepreneurs signed-up on our site and were seeking an aggregate of approximately $786,000,000. We are unaware of any investments that have been consummated through an introduction on our web site. As such a large amount of money was sought on our web site, the liability involved could result in the curtailment of our operations.

You May Experience Difficulty Selling Our Stock Due to the Lack of Public Market for Our Common Stock;

         Prior to this prospectus, there has been no public trading market for our common stock. Upon the registration statement becoming effective, the common stock will not be listed on a national securities exchange, Nasdaq, or on the OTC Bulletin Board. Management's strategy is to list the common stock on the OTC Bulletin Board as soon as practicable. However, to date we have not solicited any such securities brokers to become market-makers of our common stock. There can be no assurance that an active trading market for the common stock will develop or be sustained upon the registration statement becoming effective or that the market price of the common stock will not decline below the initial public trading price. The initial public trading price will be determined by market makers independent of us.

                  SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Some of the statements contained in this prospectus discuss future expectations, contain projections of results of operation or financial condition or state other "forward-looking' information. These statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements. The forward-looking information is based on various factors and is derived using numerous assumptions. Important factors that may cause actual results to differ from projections include, for example:

* the success or failure of management's efforts to implement our business strategy;
*    the uncertainty of consumer demand for our products;
*    our ability to compete with major established companies;
*    our ability to attract and retain quality employees; and
*    other risks which may be described in future filings with the SEC.

         We do not promise to update forward-looking information to reflect actual results or changes in assumptions or other factors that could affect those statements.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the distribution of common stock to M&A West stockholders.

                                 DIVIDEND POLICY

 We have not declared or paid cash dividends on our common stock to date. The current policy of the board of directors is to retain earnings, if any, to provide funds for operating and expansion of our business. Such policy will be reviewed by our board of directors from time to time in light of, among other things, our earnings and financial position.

                                 CAPITALIZATION

          The following table sets forth our unaudited capitalization as of March 31, 2001.
                                                                March 31, 2001

          Long-term Debt                                                  -

          Shareholders Equity:

              Common Stock $.001 par value,
              50,000,000 shares authorized,
              15,000,000 shares issued and
                outstanding                                          15,000

              Preferred Stock $.01 par value,
              5,000 shares authorized, no
              shares issued and outstanding                               -

              Additional Paid in Capital                             90,000

              Accumulated Deficit                                  (115,129)
                                                                  ---------
              Total Shareholders' Equity                       $    (10,129)
                                                                 ==========

                         DETERMINATION OF OFFERING PRICE


          Inapplicable.


                                    DILUTION

         Inapplicable.

                              SELLING STOCKHOLDERS

         Inapplicable.

                              PLAN OF DISTRIBUTION

         The board of directors of M&A West has determined that it is in the best interest of M&A West and its stockholders to make the distribution in the manner described herein. M&A West and us are engaged in unrelated businesses. The distribution will result in us being a separate publicly held company.

Manner of Effecting the Distribution

         This prospectus relates to the distribution by M&A West of 2,224,551 shares of our common stock owned by M&A West. Our common stock will be distributed by OTC Stock Transfer, Inc., the distribution agent, to M&A West stockholders of record as of the record date on the basis of one share of our common stock for every five shares of M&A West common stock. All such shares of our common stock will be fully paid and nonassessable and the holders thereof will not be entitled to preemptive rights. No consideration will be paid to M&A West or us by the M&A West stockholders for the shares of our common stock received in the distribution. As of November 15, 2000, there were 11,122,758 shares of M&A West outstanding, therefore, M&A West will retain 11,725,448 shares of our common stock following the distribution and we will remain a majority-owned subsidiary of M&A West. The distribution is currently expected to be effected as soon as practicable after the registration statement, of which this prospectus is a part, is declared effective. Certificates representing the shares of our common stock will be mailed to the M&A West stockholders on that date or as soon thereafter as practicable. We will not receive any proceeds from the resale of common stock by the M&A West stockholders.

Transfer and Resale of Common Stock

         The shares of our common stock distributed to the M&A West stockholders will be freely transferable, except for shares received by persons who may be deemed to be our "affiliates" under the Securities Act. Persons who may be deemed to be our affiliates after the distribution include individuals or entities that control, are controlled by or under common control with us, and include our directors and principal executive officers, as well as any stockholder owning 10% or more of the total stock issued and outstanding. Under Rule 144, resales of common stock for the account of affiliates cannot be made until the common stock has been held for one year from the later of its acquisition from us or an affiliate of us. Thereafter, shares of common stock may be resold without registration subject to Rule 144's:

*    volume limitation,
*    aggregation,
*    broker transaction,

*    notice filing requirements, and
*    requirements concerning publicly available information about us.

         The volume limitations provide that a person (or persons who must aggregate their sales) cannot, within any three-month period, sell more than the greater of one percent of the then outstanding shares. The three individuals listed as our directors and executive management are affiliates of us. The shares of stock owned by the Kelly Family Trust have been transferred to First Security Bank or one of its designees pursuant to a stock pledge agreement with Mr. Kelly and the Kelly Family Trust. As of November 15, 2000, the Kelly Family Trust was the stockholder of record of approximately five million shares of M&A West and would receive 1,016,040 shares of our stock in connection with the distribution of our shares. First Security Bank may dispute ownership of the 1,016,040 shares of our stock in connection with its pledge agreement with the Kelly Family Trust. The recipient of these 1,016,040 may be deemed to be our affiliate. As of November 15, 2000, M&A West had approximately 2,800 stockholders. After the distribution we will have approximately the same number of M&A West shareholders as M&A West had on November 15, 2000.

Federal Income Tax Consequences to Shareholders

         We and M&A West have not requested and we do not intend to request a ruling from the Internal Revenue Service or an opinion of tax counsel as to the federal income tax consequences of the distribution. As of the distribution date, we believe that the tax consequences to the M&A West stockholders receipt of our stock is immaterial because we have limited assets, nominal revenues and there is no market for our stock. M&A West shareholders should consult their own tax advisors as to the particular tax consequences of the issuance and disposition of the shares being distributed to them, including the applicability and effect of state, local and foreign taxes.

         You are urged to consult with your own tax advisor as to the particular tax consequences to you of the distribution of our shares, including the applicability and effect of any state, local or foreign tax laws, and of change in the applicable laws.

                                LEGAL PROCEEDINGS

         As of the date of this prospectus, there are no legal proceedings pending or, to our knowledge, threatened against us or to which we are a party.

         On September 6, 2000, M&A West filed a lawsuit against ISP.Net LLC, John Kozik, James Hollis, Ostrander Burch & Company, Inc., David B. Allen, and Michael Montgomery, docketed as case number 414149 in the Superior Court of California in the County of San Mateo. M&A West alleged breach of contract and various other actions involving (1) an agency agreement where Ostrander Burch and David Allen served as the agent for M&A West's purchase of SierraNet, and
(2) the acquisition of SierraNet by M&A West. In January 2001, the disputes were split up between Ostrander Burch & Company and David B. Allen; and ISP.Net, LLC, James Hollis, and Michael Montgomery. The action involving ISP.Net, LLC, John Kozik, and Michael Montgomery was settled in May 2001 with the parties rescinding the sale of SierraNet. The action involving Ostrander Burch & Company and David B. Allen is pending arbitration. Ostrander Burch & Company and David
B. Allen are seeking a finder's fee in the amount of $150,000 for their introduction of SierraNet to M&A West.

         In January 2001, four class-action lawsuits were filed against M&A West, Scott Kelly and Sal Censoprano in the United States District Court of the Northern District of California docketed as case numbers C-01-0046-BZ, C-01-0033-MEJ, C-01-0485-EDL, and C-01-0502-MEJ. These lawsuits allege a fraudulent scheme and course of business, false and misleading financial statements and press releases, as well as other causes of action. The plaintiffs attorneys have moved to have these lawsuits consolidated into one action. M&A West is unable to determine the relief sought by these lawsuits at this time.

         On January 11, 2001, Isa Fowler, Peter Messore, Christine LaCapria, Greg Miller and John Adubato filed a lawsuit against M&A West and Scott Kelly, docketed as case number L245-01 in the Superior Court of New Jersey for the Law Division of Monmouth County. The suit alleges breach of contract, fraud and misrepresentation, and various other causes of action arising out of their termination of employment with M&A West. M&A West has been unable to determine the relief sought in this action.

         There is an ongoing investigation by the SEC Enforcement Division involving M&A West and various people and entities formerly involved with M&A West. In March 2001, M&A West received a letter from the SEC Enforcement Division stating that the Enforcement Division alleges that M&A West, either directly or as a control person or an aider and abettor, violated various securities laws. It is likely the SEC will seek the following:

* a permanent injunction prohibiting future violations of various provisions of the Securities Act, Exchange Act, Investment Company Act and Rules thereunder;
* an order for an accounting and disgorgement plus prejudgment interest thereon;
* civil penalties pursuant to the Securities Enforcement Remedies and Penny Stock Reform Act of 1990; and o an order pursuant to Section 12(j) of the Exchange Act revoking registration of M&A West's common stock.

         There is an ongoing investigation by the U.S. Department of Justice involving M&A West and various people and entities formerly involved with M&A West. M&A West is unaware of the relief, if any, sought by the U.S. Department of Justice.

         In addition to the litigation discussed above, M&A West, in the ordinary course of business, is a defendant in various lawsuits. In those cases, M&A West is vigorously defending itself.

                                   MANAGEMENT

Directors and Executive Officers

         The following table sets forth the directors and officers of the company and their respective ages and positions:


  Name                    Age                   Position
 ------                  -----                ------------
Steve K. Bauman           30    President, Chief Executive Officer and Director

Patrick R. Greene         58    Secretary and Director

Kris Lafour               22    Director

         Steve K. Bauman has served as our President, Chief Executive Officer and Director since April 2000. Since March 2001, Mr. Bauman has worked for us on a part-time basis and has been seeking employment elsewhere. From October 1997 through March 2000, Mr. Bauman served as the President of Tax Lien Information Services, a national due diligence company which he founded. Prior thereto, from February 1996 through September 1997, Mr. Bauman served as the Assistant Vice President for Breen Capital, a financial services company. Mr. Bauman received a Bachelor's Degree in Finance with an emphasis in Agricultural Science from California State University, Fresno.

              Patrick R. Greene has served as our Secretary  and Director  since
February 2001. Since January 2001, Mr. Greene has served as the Chief Executive Officer and Chairman of M&A West. In April 1997 Mr. Greene founded PinkMonkey.com, Inc., a digital publisher of educational study guides, and served as the Chief Executive Officer and Chairman of the Board until August 1999. Since August 1999, Mr. Greene has remained a director of PinkMonkey.com. In December 2000, Mr. Greene entered into a stipulation and consent order, whereby Mr. Greene neither admitted or denied any allegations regarding violations of the federal securities laws. Pursuant to the order, Mr. Greene is permanently restrained and enjoined from violating Section 10(b) of the Exchange Act and Commission Rule 10b-5 and Mr. Greene agreed to pay a civil penalty of $20,000. From January 1994 through March 1997, Mr. Greene served as a consultant to several large companies in South Asia and the Middle East. From 1969 through 1984, Mr. Greene served as a regional corporate finance manger for Cogan, Berlin, Weill and Levitt/Shearson Hammill. Prior thereto, Mr. Greene specialized in auditing and computer systems for Touche Ross, now Deloitte & Touche, LLP. Mr. Greene is a graduate of Texas A&M University and is a certified public accountant.

         Kris Lafour has served as our Director since February 2001. Since January 2001, Mr. Lafour has served as the assistant to the Chief Executive Officer of M&A West. Prior thereto, from January 2000 through October 2000, Mr. Lafour served as manager of Internet Operations for Just2be.com, Inc. a n online marketplace of new age products company. From January 2000, Mr. Lafour served as a web developer for PinkMonkey.com, Inc. Prior thereto, from August 1996 through January 1999, Mr. Lafour served as document research manager for the law firm of Taylor & Norwood.

         Directors are elected annually and hold office until the next annual meeting of our stockholders and until their successors are elected and qualified. The Board has not established any committees. All executive officers are chosen by the board of directors and serve at the board's discretion. There are no family relationships among our officers and directors. We plan to reimburse directors for any expenses incurred in attending board of directors meetings.

                             PRINCIPAL STOCKHOLDERS

         The  following  table  presents  certain   information   regarding  the
beneficial ownership of Venturelist common stock prior to the distribution, and after the distribution of such shares to M&A West stockholders by

* each person who owns beneficially more than five percent of the outstanding shares of common stock,
*    each of our directors,
*    each named executive officer, and
*    all directors and officers as a group.

                               Number of Shares    Number of Shares of          Percentage of Ownership
                               of Common Stock     Common Stock
                               Beneficially        Beneficially Owned
Name and Address               Owned Prior to      after                 Before          After Distribution
of Beneficial Owners (1)(2)    Distribution        Distribution          Distribution           (3)
---------------------------    ---------------     ------------------   -------------   ------------------

M&A West, Inc.                   13,950,000            11,725,449            93.0%            78.2%

Steve K. Bauman                   1,050,000             1,050,000             7.1%             7.1%

Patrick R. Greene (4)            13,950,000            11,725,449            93.0%            78.2%

Kris Lafour                               -                     -                -               -

Scott L. Kelly (5)                        -             1,016,040                -             6.8%

Kelly Family Trust (5)                    -             1,016,040                -             6.8%

First Security Bank (6)          13,950,000            11,725,449            93.0%            78.2%

All officers and directors        1,050,000             1,058,000             7.1%             7.1%
  as a group (3) persons

--------------

* Less than one percent.

(1) The business address of our officers and directors is the same as the address of our principal executive offices.
(2) Unless otherwise noted, each person or entity has sole investment power and sole voting power over the shares disclosed.
(3) M&A West, Inc. had 11,122,758 shares of common stock outstanding as of the record date.
(4) Mr. Greene serves as the chief executive officer of M&A West which exercises voting control over Venturelist.
(5) The Kelly Family Trust, of which Mr. Kelly serves as Trustee, was the beneficial owner of approximately 60% of the shares of M&A West, Inc., and will receive 1,016,040 shares of our stock in connection with the distribution. Mr. Kelly resigned as chief executive officer and chairman of M&A West on January 7, 2001.
(6) First Security Bank is the beneficial owner of approximately 45% of the stock of M&A West which exercises voting control over Venturelist.

                         DESCRIPTION OF CAPITAL STOCK

Common Stock

         We are authorized to issue up to 50,000,000 shares of common stock, par value of $.001 per share. There are 15,000,000 shares of common stock issued and outstanding.

         The holders of shares of common stock are entitled to one vote per share on each matter submitted to a vote of stockholders. In the event of liquidation, holders of common stock are entitled to share ratably in the distribution of assets remaining after payment of liabilities, if any. Holders of common stock have no cumulative voting rights, and, accordingly, the holders of a majority of the outstanding shares have the ability to elect all of the directors. Holders of common stock have no preemptive or other rights to subscribe for shares. Holders of common stock are entitled to such dividends as may be declared by the board of directors out of funds legally available therefor. The outstanding common stock is, and the common stock to be outstanding upon completion of this offering will be, validly issued, fully paid and non-assessable.

Preferred Stock

         We have authorized the issuance of up to 5,000,000 shares of preferred stock, par value of $ .01 per share. We have no present plans for the issuance of such preferred stock. The issuance of such preferred stock could adversely affect the rights of the holders of common stock and, therefore, reduce the value of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of the Common Stock until the board of directors determines the specific rights of the holders of the preferred stock. However, these effects might include:

*    restricting dividends on the Common Stock;
*    diluting the voting power of the Common Stock;
*    impairing the liquidation rights of the Common Stock; and
* delaying or preventing a change in control of Venturelist without further action by the Stockholders.

Transfer Agent

     OTC Stock Transfer, Inc. serves as the transfer agent for our shares of common stock.

                         SHARES ELIGIBLE FOR FUTURE SALE

     As of November 15, 2000, a total of 15,000,000 shares of common stock were outstanding. The distribution of 2,224,551 shares of company common stock to M&A West shareholders will be eligible for immediate resale in the public market, with the exception of our shares distributed to the Kelly Family Trust, of which Scott Kelly is the beneficial owner, or to First Security Bank if they dispute ownership of these shares in connection with their pledge agreement with the Kelly Family Trust. There will be 1,016,040 shares of our stock distributed to one of these parties, which, along with the remaining 12,775,449 shares of our common stock outstanding, will be subject to resale pursuant to provisions of Rule 144. The Kelly Family Trust or First Security Bank may be deemed to be our affiliate for several months and be subject to Rule 144 volume limitations and notice filing requirements.

INTEREST OF NAMED EXPERTS AND COUNSEL

         None.

DISCLOSURE  OF  COMMISSION   POSITION  ON  INDEMNIFICATION  FOR  SECURITIES  ACT
LIABILITIES

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                       ORGANIZATION WITHIN LAST FIVE YEARS

         See "Certain Relationships and Related Transactions".

                                    BUSINESS

         We provide an Internet portal for investors and entrepreneurs to build awareness and facilitate transactions pertaining to the private equity markets. We were formed in April 2000 to provide a virtual platform for private equity market transactions, supplying news and current events, and investment transactions. We plan to target start-up businesses seeking to raise between $100,000 and $5,000,000, as well as venture capital firms, Angel investors and accredited investors seeking high-return investments.

     Management's strategy is to become one of the leading Internet resources for

*    entrepreneurs seeking capital and
*    investors seeking high-return investments.

         We offer start-up companies an Internet-based  solution for finding and
receiving  funding,   while  offering  the  investment   community   alternative
investments.

The Internet

         The Internet is a global collection of thousands of computer networks interconnected to enable commercial organizations, educational institutions, government agencies and individuals to communicate electronically, access and share information and conduct business. Presently, commercial organizations and individuals are dominating the use of the Internet. Recent technological advances, improved microprocessor speed and the development of easy-to-use graphical user interfaces, combined with cultural and business changes, have enabled the Internet to be integrated into the operations, strategies, and activities of countless commercial organizations and individuals.

         The advent of the Internet has provided opportunities to develop businesses never before possible. The Internet provides a centralized marketplace for transactions and the sharing of instantaneous information, regardless of geographical location. As a result many existing as well as new businesses are utilizing this tool to enhance their company's performance. Providing the marketplace to facilitate the flow of business ideas and potential funding sources between entrepreneurs and qualified investors is no exception.

Industry Background

         Typical sources of financing for start-up companies is generally comprised of friends and family, Angel investors, venture capitalists and other accredited investors. It is often difficult for smaller companies to obtain financing. These start-up companies often do not have in-house corporate finance expertise and must

*    rely on outside sources to locate capital,
*    structure equity or debt offerings, and
*    assist in completing transactions.

         These companies typically focus upon capital sources within their immediate geographic markets, even though more advantageous terms may be available elsewhere.

         Currently, it is difficult for start-up companies to obtain financing as there is little guidance to follow. These infant stage companies often have nothing more than an idea and have difficulty developing a business plan. Even if these companies are successful in creating a business plan, they have difficulty reaching an audience of investors. On the other hand, venture capitalists and Angel investors are constantly flooded with a myriad of business plans that arrive in various stages of completion. We believe venture capitalists are focusing on financing larger transactions as it is more cost-effective for them considering their resources and overhead. We believe this has moved larger venture capitalists away from investing in start-up businesses and has left behind a more unstructured and fragmented group of smaller venture capitalists and angel investors. Many promising ideas simply get lost in the shuffle or are never presented to appropriate investors.

The Venturelist.com Solution

         Venturelist was founded to capitalize on the underserved private equity market for start-up companies and investors seeking high-return investments. We believe the private equity market is particularly suited to the Internet to connect entrepreneurs and business executives with financing sources and service providers who can assist with capital and advisory services. We believe an online portal for the private equity markets promises significant benefits because it provides start-up companies and entrepreneurs with access to financing sources, ancillary service providers and the venture capital industry in general.

Products and Services

         We  believe  the   products   and   services   provided  by  us  enable
entrepreneurs and private equity investors to conduct transactions, transmit information and educate themselves on current market conditions.

     Virtual Exchange

     Until May 18, 2001, the day when we took our web site down, we had been providing a Venture Exchange that was an investment marketplace for entrepreneurs seeking capital from investors who were seeking investment opportunities. Entrepreneurs had the opportunity to

     *    post specific information about their company, and
     *    list an executive summary.

     Qualifiedinvestors that registered with us could view specific areas where they had an interest. The data was then used to match the idea with the capital funding services. We charged entrepreneurs a quarterly fee of $100, and investors a quarterly fee of $50. We expect to charge similar fees when our web site is reactivated, which we expect to take place in the next 30 days.

     By the second quarter of 2001, Venturelist expects to provide additional private equity exchanges covering the areas of mergers and acquisitions. To become a part of any of the Virtual Exchange programs, a participant must become a member, which is a fee-based membership. The Virtual Exchange merely introduces entrepreneurs and financing sources and we are not involved in the consummation of a transaction and we are not compensated beyond the quarterly subscription fee.

Agreement with ViewTrade Securities

     In May 2001, we entered into an agreement with ViewTrade Securities, Inc., a licensed broker/dealer, whereby ViewTrade Securities, through the www.venturelist.com web site, will contact individuals who meet the accredited investor standards of Regulation D to register as accredited investors as a means of building a customer database of accredited investors for ViewTrade Securities. In order to register, investors must complete an on-line questionnaire which is designed to allow ViewTrade Securities to determine, or to have a reasonable basis for determining that an investor is an accredited investor within the meaning of Regulation D, Rule 501(a). ViewTrade Securities will verify the information in the questionnaire to determine that an investor is an accredited investor. ViewTrade will contact investors via email and phone calls to enable it to form a reasonable basis that the investor is accredited. Once ViewTrade Securities qualifies the investor as an accredited investor, the investor will be given a password which will allow the investor to access a password-protected page where private offerings will be posted. Our site will only allow investors access to those private offerings which are posted subsequent in time to their qualification as an accredited investor by ViewTrade Securities. Pursuant to the agreement, we are in the process of outsourcing our back-end entrepreneur sign-up and investor sign-up to ViewTrade Securities. We expect the changes to our web site to be implemented within the next 30 days, at which time our web site will be reactivated. We have agreed to pay ViewTrade Securities 25 percent of the revenues generated at our web site from subscription revenues. We will not receive any fees aside from our subscription fees when, and if, ViewTrade Securities serves as a broker/dealer.

Competition

         The private equity market, particularly over the Internet, is new, rapidly evolving and intensely competitive, which competition we expect to intensify in the future. Barriers to entry are minimal, and current and new competitors can launch new sites at a relatively low cost. We face competition from a number of sources, including

*    venture capital firms,
*    investment banks,
* online markets and portals for start-up companies and venture investors, Internet incubator firms, and
*    Internet venture capital sites.

             Many of our competitors have longer operating histories and significantly greater financial, technical and marketing resources and name recognition than ours. In addition, many of our competitors offer a wider range of services and financial products than we do.

     We believe that the principal competitive factors in our market are

*    brand recognition,
*    alternative financing sources,
*    investment choices,
*    personalized services,
*    convenience,
*    price,
*    accessibility,
*    quality of search tools,
*    quality of editorial and other site content, and
*    reliability and speed of fulfillment.

     Many of our current and potential competitors have

*    longer operating histories,
*    larger customer bases,
*    greater brand recognition, and
*    significantly greater financial, marketing and other resources than us.

         In addition, private equity companies may be acquired by, receive investments from or enter into other commercial relationships with larger, well-established and well-financed companies as use of the Internet and other online services increases. Certain of our competitors may be able to devote greater resources to marketing and promotional campaigns, adopt more aggressive pricing and devote substantially more resources to web site and systems development than us. Increased competition may result in reduced operating margins, loss of market share and a diminished brand franchise. There can be no assurance that we will be able to compete successfully against current and future competitors, and competitive pressures faced by us may have a material adverse effect on our business, prospects, financial condition and results of operations.

         Further, as a strategic response to changes in the competitive environment, we may from time to time make certain pricing, service or marketing decisions or acquisitions that could have a material adverse effect on our business, prospects, financial condition and results of operations. New technologies and the expansion of existing technologies may increase our competitive pressures. For example, client-agent applications that select specific sources of capital from a variety of web sites may channel customers to private equity sources that compete with us. In addition, companies that control access to transactions through network access or web browsers could promote our competitors or charge us a substantial fee for inclusion.

Sales and Marketing

     Our goal is to become a worldwide source for private equity markets. We will initially focus on the United States markets. Our marketing strategy is designed to

*    strengthen the Venturelist.com brand name,
*    increase traffic to our web site,
*    build strong entrepreneur and investor loyalty,
*    maximize repeat usage of our products and services, and
*    develop incremental revenue opportunities.

     We expect to utilize

*    print advertisements,
*    public relations,
*    direct mailings,
*    search engines,
*    e-mail newsletters and
* other business development and promotional activities to achieve these goals.

         In  addition,   loyal,  satisfied  users  also  generate  word-of-mouth
advertising   and  awareness,   and  are  able  to  reach   thousands  of  other
entrepreneurs and investors because of the reach of online communications.

Government Regulations

         The securities industry is extensively regulated by federal and state authorities. In particular, the buying, selling and introduction of securities is affected by various laws, rules and regulations. Numerous regulatory authorities, federal, and state, issue rules and regulations binding on the securities industry, some of which require substantial resources to comply. The regulatory burden on the securities industry increases our cost of doing business. For example, we may incur significant costs to avoid being regulated under certain guidelines. In an effort to comply with certain federal securities laws, we have partnered with ViewTrade Securities, Inc., a licensed broker/dealer to oversee the accreditation process of investors signing up at our web site.

Research and Development

         We have spent a nominal amount since our inception relating to research and development activities.

Employees

         We anticipate hiring employees as we grow. As of May 28, 2001, we employed only one part-time employee.

Available Information

         The SEC maintains a web site on the Internet that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of the site is http:\\www.sec.gov. Visitors to the site may access such information by searching the EDGAR database on the site.

         Prior to the date of this prospectus, the company was not subject to the information and reporting requirements of the Exchange Act. As a result, the company will become subject to such requirements and, in accordance therewith, the company will file periodic reports, proxy materials and other information with the SEC. We will provide its stockholders with annual reports containing audited financial statements and, if determined to be feasible, quarterly reports for the first three quarters of each fiscal year containing unaudited financial information. We have filed a registration statement of Form SB-2 under the Securities Act, with respect to the securities being registered. This prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules there to, which reference is hereby made. Copies of the registration statement and its exhibits are on file at the offices of the SEC and may be obtained upon payment of the fees prescribed by the SEC or may be examined, without charge, at the public reference facilities of the SEC, 450 Fifth Street, Northwest, Washington D.C. 20549.

         The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We will provide without charge to each person who receives a copy of the prospectus, upon written or oral request of such person, a copy of any of the information that is incorporated by reference in this prospectus (not including exhibits to the information that is incorporated by reference unless the exhibits are themselves specifically incorporated by reference). Such request should be directed to us, attention Patrick R. Greene, at 1519 Edgewood, Liberty, Texas 77575.

Recent Developments

         On January 5, 2001, Scott Kelly resigned as the president, chief executive officer and chairman of the board of M&A West. In January 2001, Patrick R. Greene became the chief executive officer and chairman of the board of M&A West. Patrick R. Greene was granted the right to vote approximately 4.1 million shares from various entities until the earlier of December 31, 2001 or when Mr. Greene no longer serves as chief executive officer. As of March 20, 2001, First Security Bank was transferred approximately 5 million shares from the Kelly Family Trust pursuant to a stock pledge agreement with Mr. Kelly and the Kelly Family Trust. On January 11, 2001, Sal Censoprano resigned as the chief financial officer, secretary and director of M&A West. On February 21,
2001, Mr. Censoprano resigned as treasurer, secretary and director of Venturelist. In February 2001, Patrick R. Greene became our secretary and director and Kris Lafour became a director. See "Legal Proceedings."

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

     The following discussion should be read in conjunction with our financial statements.

     We are a development stage company with a limited operating history. We were incorporated in April 2000, but have conducted limited business operations as we have had limited cash and assets. Since inception, we have concentrated on the development of our web site. As of May 28, 2001, we have generated nominal revenues. There exists limited historic operations with respect to our operations. Our fiscal year is September 30. The financial information contained in this prospectus is for the audited period from April 19, 2000 (inception) through September 30, 2000, and the unaudited period from October 1, 2000 through March 31, 2001.

     We are registering the distribution of our shares by M&A West to the M&A West shareholders to establish a public trading market for our common stock. Our offering gives us an opportunity to offer our common stock to investors who we believe, as M&A West stockholders, already have some interest in Venturelist.com.

     In addition, M&A West management supports the dividend because they believe it will benefit M&A West stockholders by:

* enabling M&A West stockholders to increase or decrease their level of participation in our new business by varying their level of investment in us; and
* allowing M&A West and us to pursue different operating strategies, given our different business environments and competitive market conditions.

     During the next twelve months, we expect to take the following steps in connection with the development of our business and the implementation of our plan of operations:

*    entertain merging or acquiring a specialty financial company;
* add any additional functionality to our web site that may be warranted in order to remain competitive;
* generate traffic to our web site through marketing and promotional activities;
* hire and train additional staff, including marketing staff, administrative personnel and technical developers; and
*    identify new facilities for our business, if necessary.

         Each of these steps present significant risks with respect to our ability to implement our plan of operations which are discussed in the "RISK FACTORS" section of this prospectus. You should carefully review these risks.

         We have a limited operating history on which to base an evaluation of its business and prospects. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets such as private equity markets. We will encounter various risks in implementing and executing its business strategy. There can be no assurance that we will be successful in addressing such risks, and the failure to do so could have a material adverse effect on our business, prospects, financial condition and results of operations.

         Our internally generated cash flows from operations have been and continue to be insufficient for our cash needs. It is expected that we will generate cash flows from operations in the foreseeable future, but there is no assurance as to the period of time that any such cash flows will be sufficient to cover cash requirements. We have historically relied upon financing provided by M&A West to supplement our operations and continue to rely upon such financing. We will likely rely on external financing to supplement our operations.

         Our current cash forecasts indicate that there will be negative cash flow from operations for the foreseeable future. In the future, we will be required to

*    seek debt or equity financing (public or private),
*    curtail operations,
*    sell assets, or
* otherwise bring cash flows in balance when it approaches a condition of cash insufficiency.

         Management anticipates a need for approximately $60,000 to meet our anticipated needs for working capital, capital expenditures and business development for the next twelve months. We expect financial support from M&A West for the upcoming months and would be forced to seek alternative sources of debt or equity financing or curtail operations if we do not receive capital from M&A West. We are generating a nominal amount of revenues per month and have continued to operate our portal business in the same manner, but have not had sufficient resources to further market our web site. We have been utilizing our resources in an effort to become a publicly traded entity. Until such time as we receive additional capital, it is unlikely that we will put forth a substantial effort to further market our web site or provide additional services. We have no specific commitments with respect to financing and there is no assurance that we will be successful in any such effort.

                             DESCRIPTION OF PROPERTY

         We do not currently lease office space and utilize the facilities of M&A West.

                              CERTAIN TRANSACTIONS

         In June 2000, we issued Steve Bauman 1,050,000 shares of common stock in consideration for services rendered valued at $5,000.

         In June 2000, we issued M&A West 13,950,000 shares of common stock in consideration for $10,000.

         From June through September 2000, M&A West contributed an additional $55,000 and received no additional shares of our common stock.

         From October through December 2000, M&A West contributed an additional $35,000 and received no additional shares of our common stock.

             MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

         Currently there is no public trading market for our securities.

     The Securities and Exchange Commission adopted Rule 15g-9, which established the definition of a "penny stock," for purposes relevant to the Company, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

* that a broker or dealer approve a person's account for transactions in penny stocks; and
* the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

         In order to approve a person's account for trans actions in penny stocks, the broker or dealer must

* obtain financial information and investment experience and objectives of the person; and
* make a reasonable determination that the transactions in penny stocks are suitable for that person and that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

         The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, which, in highlight form

* sets forth the basis on which the broker or dealer made the suitability determination; and
* that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

         Disclosure also has to be made about the risks of investing in penny stock in both public offering and in secondary trading, and about commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

                             EXECUTIVE COMPENSATION

     The following table sets forth information with respect to our chief executive officer from June 1, 2000 through the fiscal year ended September 30, 2000, and through May 15, 2001 for fiscal year 2001.

Summary Compensation Table

                                                                                         Long-Term              All
                                 Fiscal                             Other Annual        Compensation           other
Name & Principal Position         Year       Salary      Bonus     Compensation           Options          Compensation
-------------------------       --------    --------    -------   ----------------     ---------------    ---------------

Steve Bauman,
Chief Executive Officer
and President                     2001      $25,000(1)               $ 2,315
                                  2000      $13,333                  $14,110

-------------

(1) We have accrued $11,667 for Mr. Bauman through May 15, 2001 for which he has not been paid.

Employment Agreements

     In June 2000, Steve Bauman entered into an employment agreement with us which provides for a base salary of $40,000 per year. The employment agreement is for an unspecified term and we may terminate the agreement upon notice due to discontinuance of our business.

Limitation of Directors' Liability

     Our Amended and Restated Articles of Incorporation eliminate, to the fullest extent permitted by the Nevada General Corporation Law, the personal liability of our directors for monetary damages for breaches of fiduciary duty by such directors. However, our Amended and Restated Articles of Incorporation do not provide for the elimination of or any limitation on the personal liability of a director for

*            acts or omissions which involve intentional misconduct,
*            fraud or a knowing violation of the law, or
*            unlawful corporate distributions.

         This provision of the Amended and Restated Articles of Incorporation will limit the remedies available to the stockholder who is dissatisfied with a decision of the board of directors protected by this provision; such stockholder's only remedy may be to bring a suit to prevent the action of the board. This remedy may not be effective in many situations, because stockholders are often unaware of a transaction or an event prior to board action in respect of such transaction or event. In these cases, the stockholders and we could be injured by a board's decision and have no effective remedy.

            CHANGES IN AND DISAGREEMENT WITH ACCOUNTANTSON ACCOUNTING
                            AND FINANCIAL DISCLOSURE

         None.

                                  LEGAL MATTERS

         Certain legal matters with respect to the issuance of shares of common stock offered hereby will be passed upon for us by Vanderkam & Sanders, Houston, Texas.

                                     EXPERTS

         The audited financial statements for the period from April 19, 2000 (inception) through September 30, 2000 included in this registration statement have been included herein in reliance upon the report of Malone & Bailey, PLLC, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                              VENTURELIST.COM,INC.
                               STATEMENT OF INCOME
                     October 1, 2000 through March 31, 2001

Revenue
     Service fee revenue                                $       1,837      No comparative numbers
                                                          ------------     for corresponding period
                                                                           of prior year as company
     Total revenue                                      $       1,837      was not in existance.


Selling, general and administrative expense

      Employee business expense                                     -
      Consultants                                               6,045
      Payroll                                                  13,333
      Other selling, general and administrative expense        26,248
                                                          ------------

      Total selling, general and administrative expense        45,626

      Net (loss)                                        $     (43,789)

      Prior deficit                                           (71,340)

     Accumulated deficit                                $    (115,129)
                                                          ============

     Net (loss) per share                               $      (0.003)
     Weighted average shares outstanding                   15,000,000

                              VENTURELIST.COM, INC.
                                  BALANCE SHEET

                                                             March 31, 2001     September 30, 2000
                                                             --------------     ------------------

ASSETS
  Current assets
         Cash                                                 $         219     $     8,407
                                                                ------------     -----------

Total current assets                                          $         219     $     8,407

Total assets                                                  $         219     $     8,407
                                                                ============     ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
  Current liabilities
      Accrued expense                                         $      10,348     $     9,747
                                                                ------------     -----------
  Total current liabilities                                   $      10,348     $     9,747

  Stockholders' equity
     Common stock, $.01 par, 5,000,000 shares
        authorized, 15,000,000 shares issued and
        outstanding                                                  15,000          15,000
     Additional paid in capital                                      90,000          55,000
     Deficit accumulated during the development
       stage                                                       (115,129)        (71,340)
                                                                ------------     ------------
Total Shareholders' equity                                          (10,129)         (1,340)
                                                                ------------     ------------
     Total liabilities & stockholders' equity                  $        219     $     8,407
                                                                ============     ============

                              VENTURELIST.COM, INC.
                             STATEMENT OF CASH FLOWS
                         FOR THE PERIOD JANUARY THROUGH
                                 March 31, 2001

CASH FLOWS FROM OPERATING ACTIVITIES
Net deficit accumulated during the
   development stage                         $    (43,789)   No comparative numbers
                                                             for corresponding period
Adjustments to reconcile net deficit to                      of prior year as company
  cash used by operating activities:                         was not in existance.
Net change in :
  accrued expenses                                    601
                                                ----------

NET CASH (USED BY) OPERATING ACTIVITIES      $    (43,188)

CASH FLOWS FROM FINANCING ACTIVITIES
Investment from Parent                             35,000

                                                ----------

NET DECREASE IN CASH                               (8,188)

BEGINNING CASH BALANCE                              8,407

ENDING CASH BALANCE                          $        219
                                                ==========

                              VENTURELIST.COM, INC.
                          NOTES TO FINANCIAL STATEMENTS

The unaudited consolidated financial statements of Venturelist.com, Inc. have been prepared in accordance with generally accepted accounting principles and the rules of the Securities and Exchange Commission ("SEC"), and should be read in conjunction with the audited financial statements and notes thereto contained in the Company's latest Annual Report filed with the SEC on Form SB-2 filed on October 25, 2000. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements which would substantially duplicate the disclosures contained in the audited financial statements for the most recent fiscal year 2000 as reported in the Form SB-2 filed on October 25, 2000, have been omitted.

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders
Venturelist.com, Inc.
San Bruno, California

We have audited the accompanying balance sheet of Venturelist.com, Inc. as of September 30, 2000, and the related statement of income, stockholders' equity, and cash flows for the period from April 19, 2000 (Inception) through September 30, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Venturelist.com, Inc. as of September 30, 2000, and the related statement of income, stockholders' equity, and cash flows for the period from April 19, 2000 (Inception) through September 30, 2000, in conformity with generally accepted accounting principles.


MALONE AND BAILEY, PLLC
Houston, Texas

October 12, 2000

                              VENTURELIST.COM, INC.
                          (A Development Stage Company)
                                  BALANCE SHEET
                               September 30, 2000


                                     ASSETS

Cash                                                                   $ 8,407
                                                                       =======


         LIABILITIES

Accrued expense                                                        $ 9,747

                              STOCKHOLDERS' EQUITY

Preferred stock, $.01 par, 5,000,000 shares
  authorized, no shares issued or outstanding
Common stock, $.001 par, 50,000,000 shares
  authorized, 15,000,000 shares issued and
  outstanding                                                           15,000
Additional paid in capital                                              55,000
Deficit accumulated during the development
  stage                                                                (71,340)
                                                                      --------
                                                                       ( 1,340)
                                                                      --------
                                                                      $  8,407
                                                                      ========

                              VENTURELIST.COM, INC.
                          (A Development Stage Company)
                             STATEMENT OF OPERATIONS
                 For the Period from April 19, 2000 (Inception)
                           through September 30, 2000


Consulting revenues                                                 $    927

Expenses
  Advertising                                                          6,440
  General and administrative                                          65,827
                                                                    --------
         TOTAL EXPENSES                                               72,267
                                                                    --------

         NET (LOSS)                                                 $(71,340)
                                                                    ========


Net (loss) per share                                                $(  .005)
Weighted average shares outstanding                               15,000,000


                 See accompanying summary of accounting policies
                        and notes to financial statements

                              VENTURELIST.COM, INC.
                          (A Development Stage Company)
                        STATEMENT OF STOCKHOLDERS' EQUITY
                 For the Period from April 19, 2000 (Inception)
                           through September 30, 2000


                                                                 Deficit
                                                                Accumulated
                                                Additional      During the
                                 Common Stock      Paid in      Development
                          Shares       Amount      Capital         Stage        Totals
                         -------      -------   ----------      ----------      --------

Issuance of shares
  for cash            13,950,000      $13,950      $51,050                       $ 65,000
  for services         1,050,000        1,050        3,950                          5,000

Net (loss)                                                         $(71,340)      (71,340)
                     -----------      -------      -------         --------      --------

                      15,000,000      $15,000      $55,000         $(71,340)     $( 1,340)
                      ==========      =======      =======         ========      ========

                 See accompanying summary of accounting policies
                        and notes to financial statements

                              VENTURELIST.COM, INC.
                          (A Development Stage Company)
                             STATEMENT OF CASH FLOWS
                 For the Period from April 19, 2000 (Inception)
                           through September 30, 2000


CASH FLOWS FROM OPERATING ACTIVITIES
Net deficit accumulated during
  the development stage                                           $(71,340)
Adjustments to reconcile net deficit
  to cash used by operating activities:
   Stock issued for services                                         5,000
Net changes in:
  Accrued expenses                                                   9,747
                                                                  --------

         NET CASH (USED BY) OPERATING ACTIVITIES                   (56,593)

CASH FLOWS FROM FINANCING ACTIVITIES
Sales of stock                                                      65,000

                                                                  --------

NET INCREASE IN CASH, and ending cash balance                     $  8,407
                                                                  ========

                 See accompanying summary of accounting policies
                        and notes to financial statements

                                 VENTURELIST.COM
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of business. The Company was incorporated in Nevada on April 19, 2000, to provide consulting services to businesses and investors primarily in the United States. The Company is a subsidiary of M & A West, Inc ("MAWI"), a publicly-traded company. The Company's fiscal year-end is September 30. MAWI's fiscal year-end is May 31.

Estimates and assumptions. Preparing financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses at the balance sheet date and for the period then ended. Actual results could differ from these estimates.

Accrued expense consists of payroll taxes payable and unbilled legal expenses.

Revenue recognition. Revenue from consulting is recognized when services are rendered.

Advertising costs are expensed as incurred.

Cash and cash equivalents. For purposes of the cash flow statement, cash and cash equivalents include deposit accounts and all highly liquid investments purchased with original maturities of three months or less.

NOTE 2 - COMMON STOCK

At inception, the company issued 100,000 shares of stock to its two founding shareholders, MAWI (93%) and the Company's president (7%), for consideration of $70,000. In October 2000, the Company effected a 150 for one stock split.

NOTE 3 - RELATED PARTY TRANSACTIONS

The Company entered an employment contract with the President in June 2000. The contract term is unspecified and compensation is specified as $40,000 per year.

The Company uses personnel and facilities of MAWI. The value of the services provided are negligible; accordingly, no expense is recorded.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.   Indemnification of Directors and Officers

         Nevada law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors' fiduciary duty of care. The amended and restated articles of incorporation of Venturelist.com limit the liability of directors to Venturelist.com or its stockholders to the fullest extent permitted by Nevada law. Specifically, directors will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability

* for acts or omissions not in good faith that constitute a breach of duty of the director to us or an act or omission which involves intentional misconduct or a knowing violation of law,
* for an act or omission for which the liability of a director is expressly provided by an applicable statute, or
* for any transaction from which the director received an improper personal benefit, whether the benefit resulted from an action taken within the scope of the director's office.

         The inclusion of this provision in the amended and restated articles of incorporation may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefitted us and our stockholders.

         Our bylaws provide for the indemnification of our executive officers and directors, and the advancement to them of expenses in connection with any proceedings and claims, to the fullest extent permitted by Nevada law. The bylaws include related provisions meant to facilitate the indemnities' receipt of such benefits. These provisions cover, among other things: (i) specification of the method of determining entitlement to indemnification and the selection of independent counsel that will in some cases make such determination, (ii) specification of certain time periods by which certain payments or determinations must be made and actions must be taken, and (iii) the establishment of certain presumptions in favor of an indemnitee. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 25.  Other Expenses of Issuance and Distribution

         The following table sets forth the estimated expenses to be incurred in connection with the distribution of the securities being registered. The expenses shall be paid by the Registrant.

       SEC Registration Fee...................................         $ .91
       Printing and Engraving Expenses........................         1,000
       Legal Fees and Expenses...............................         15,000
       Accounting Fees and Expenses...........................         5,000
       Miscellaneous..........................................      3,999.09
                                                                    --------

       TOTAL..................................................       $25,000
                                                                    ========
Item 26.  Recent Sales of Unregistered Securities

         In June 2000, we issued 13,950,000 shares of our common stock to M&A West and 1,050,000 shares of our common stock to Steve Bauman in connection with our formation for $10,000 cash and services rendered valued at $5,000. We believe the transaction was exempt from registration pursuant to Section 4(2) of the Securities Act, as the recipients had sufficient knowledge and experience in financial and business matters that they were able to evaluate the merits and risks of an investment in us, and since the transactions were non-recurring and privately negotiated.

Item 27. Exhibits

                                INDEX TO EXHIBITS


Exhibit No.         Identification of Exhibit
-----------

3.1(1)              Amended and Restated Articles of Incorporation

3.2(1)              By-Laws of Venturelist.com

4.1(1)              Form of Specimen of common stock

5.1(2)              Legal Opinion

10.1(1)             Employment Agreement of Steve Bauman

10.2(2)             Agreement with ViewTrade Securities, Inc.

23.1(2)             Consent of Malone & Bailey, PLLC

23.2(3)             Consent of Vanderkam & Sanders

------------

(1) Filed as an Exhibit to the company's registration statement on Form SB-2 (File No. 333-48544) and herein incorporated by reference.

(2)  Filed herewith.

(3)  Contained in Exhibit 5.1.

Item 28.  Undertakings

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               i. To include any prospectus required by Section 10(a)(3) of the Securities Act;

               ii. Reflect in the prospectus any facts or events arising after the effective date of which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               iii.Include any  additional  or changed  material  on the plan of distribution.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) i. That, for the purpose of determining liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time the Commission declared it effective.

          ii. For determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Liberty, Texas 77575, on the 31st day of May, 2001.

                                    VENTURELIST.COM, INC.


                                    By: /s/ Steve Bauman
                                        -------------------------------------
                                        Steve Bauman, Chief Executive Officer

     This registration statement has been signed by the following persons in the capacities and on the dates indicated:


Signature                         Title                                 Date
----------                      ----------                           ----------

/s/ Steve Bauman            President, CEO and Director             May 31, 2001
---------------------
Steve Bauman


/s/ Patrick R. Greene       Secretary and Director                  May 31, 2001
----------------------
Patrick R. Greene


/s/ Kris Lafour             Director                                May 31, 2001
-----------------------
Kris Lafour

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